Exhibit 99.1

Company Contact:
Michael Selsman
Public Communications Co.
ms@publiccommunications.biz
310-553-5732

Professor Somyos Durongkadej Joins Board of Directors of Neah Power Systems, Inc.

Bothell, WA…January 28, 2010…Neah Power Systems, Inc., (‘NEAH’, OTCBB: NPWZ) www.neahpower.com, the Company developing fuel cell-based renewable energy solutions, announced today that former NASA scientist and engineer, Professor Somyos Durongkadej, has been appointed to the Board of Directors of Neah Power Systems.

Chris D’Couto, Neah CEO, noted, “Professor Somyos is a rare and valuable addition of our board. His vast knowledge and experience in electrical engineering, systems analysis, design and production of manufacturing processes’, and development of software, fills a critical need at our Company, which is noted for its advanced technology in fuel cell-based alternative energy.”

Somyos, a resident of Bangkok, Thailand, spent 20 years in the United States as Land Satellite Specialist at NASA Greenbelt, Maryland, before moving over to the Department of Defense, in Washington DC, as the Computer Specialist in charge of electronic computer security. He worked at Fairchild Co., Gaithersburg, Maryland, as Production Engineer, later joining IBM, also in Maryland, as systems analyst. Somyos is considered to be an expert in the design, manufacture and system software programming of water treatment systems for drinking, industrial usage and wastewater, as well as manufacture and processing of steel fabrication and chemicals for agriculture.

Somyos possesses a Master’s Degree in Hybrid and Communications in Electrical Engineering from the University of Missouri. Returning to Thailand, he was retained by Siam Cement Group, as the Head of Mainframe Computers, before becoming Managing Director of Thaiyang Kijpaisan Automotive Parts Co., Samutprakarn, Thailand, V-Metal Thai Co., Bangkok, Mazuma (Thailand) Co., Bangkok, and Multi-Merk Co., also in Bangkok. The Thai government recruited him to consult, as head of the ITB Government Program, to the Textiles Group, Automotives Group and Electrical Group of Bangkok. In 2003, Somyos joined B&W Autoparts of Japan, a tier 1 company in Bangkok as the General Manager prior to his role as the Managing Director at Chemplus Group, producers of the chemicals used in agriculture, Thailand’s largest industry. He is currently Managing Director of PS Factory Home Appliances, and the CEO of Solasia Inc., and Asian Energy Inc.

About NEAH Power
NEAH Power Systems, Inc. (NPWZ) is developing long-lasting, efficient and safe power solutions for the military and for portable electronic devices. NEAH uses a unique, patented, silicon-based design for its micro fuel cells that enable higher power densities, lower cost and compact form-factors. The company’s micro fuel cell system can run in aerobic and anaerobic modes, and is developing energy storage solutions based on its proprietary porous silicon tech

Forward-Looking Statements
Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See Neah Power System’s Form 10-KSB for the fiscal year ended September 30, 2008 for a discussion of such risks, uncertainties and other factors. These forward-looking statements are based on management's expectations as of the date hereof, and the company does not undertake any responsibility to update any of these statements in the future

Further company information can be found at www.neahpower.com.